Exhibit 99.1
Apollo Education Group, Inc.
News Release

Apollo Education Group Announces New CFO
Phoenix, October 5, 2015 - Apollo Education Group, Inc. (NASDAQ: APOL) today announced the promotion of Gregory Iverson to serve as the company’s chief financial officer, effective October 26, 2015. Mr. Iverson succeeds Joseph D’Amico, who has been serving as interim CFO since May, and will report directly to Apollo Education Group Chief Executive Officer Gregory Cappelli.
“I am pleased to welcome Greg into his new role at Apollo,” said Mr. Cappelli. “I have had the honor of working closely with Greg for the past eight years and he has tremendous capability and experience. As a trusted and highly valued member of our leadership team, he will continue to build upon and expand the strong financial infrastructure and team he has helped develop.”
Greg Iverson, serving as an officer of Apollo Education Group, is currently vice president of finance, chief accounting officer and treasurer. He began his tenure at Apollo in April 2007 as vice president and controller. Prior to joining the organization, he was the director of financial reporting for US Airways and director and assistant controller at EaglePicher Inc. He began his career in public accounting with Deloitte & Touche and Arthur Andersen. Iverson holds a bachelor’s degree in business/accounting from the University of Idaho and is a certified public accountant.
“It is a privilege to take on this new responsibility as CFO,” said Mr. Iverson. “I have had the opportunity to work with an extraordinary team at Apollo and look forward to continuing to play an active role in supporting the execution of our strategic vision and the success of working learners through higher education.”
Mr. Cappelli added, “We have been fortunate to have Joe lead our financial operations as we conducted a comprehensive search for a new CFO. Joe has made a significant difference in many areas of our organization throughout his entire tenure and I thank him for his hard work and commitment to Apollo.”
About Apollo Education Group, Inc.
Apollo Education Group, Inc. is one of the world’s largest private education providers, serving students since 1973. Through its subsidiaries, Apollo Education Group offers undergraduate, graduate, professional development and other nondegree educational programs and services, online and on-campus principally to working learners. Its educational programs and services are offered throughout the United States and in Europe, Australia, Latin America, Africa and Asia, as well as online throughout the world. For more information about Apollo Education Group, Inc. and its subsidiaries visit the Company’s website at www.apollo.edu.

Investor Relations Contacts:
Beth Coronelli, 312-660-2059
beth.coronelli@apollo.edu
Media Contact:
Media Relations Hotline, 602-254-0086
media@apollo.edu